Valkyrie ETF Trust II 485BPOS

Exhibit (h)(4)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin and Ether Strategy ETF

Valkyrie Bitcoin Miners ETF

Valkyrie Bitcoin Futures Leveraged Strategy ETF